Exhibit 10.30

Non-promissory Short Term Revolving Financing Agreement

October 12, 2009

This Agreement is signed between the two parties as follows:

(1)	Citi Bank (China) Limited, Shanghai Branch
Address: 33th floor Citigroup Tower, No.33 Hua Yuan Shi Qiao Road, Lu Jia Zui Finance and Trade Area, Shanghai, P.R.Chian
(hereinafter referred to as the Loan Bank), and

(2)	Xi’an TCH Energy Technology Co., Ltd.(“Xi’an TCH”)
Address: No.86 Gao Xin Road, Gao Xin District, Xi’an City, P.R.Chian, and

(3)	Inner Mongolia Erdos TCH Energy-Saving Development Co., Ltd (“Erdos TCH”).
Address: Etuokeqi Qipan Jing Industrial Park, Eros City, Inner Mongolia, P.R.Chian
(Signatory (2) and Signatory (3) are hereinafter referred t to as the Customers)

The two parties hereby agree as follows:

1.	The attached “Financing Agreement General Terms and Conditions” and any relevant ancillary files are integral parts of the agreement.

2.	The maximum amount of the financing: RMB20,000,000

In any case, the total outstanding financing the two customers have under this agreement shall not exceed the aforementioned financing amount.

3.	Financing Currency: RMB

4.	Financing Methods and Limits:
· for discount business: shall not exceed RMB20,000,000
· for accounts payable financing: shall not exceed RMB20,000,000

In any case, the total outstanding financing subject to all the aforementioned financing methods shall not exceed the maximum financing amount.

5.	The longest maturity of any financing method: 6 months

6.	loaning rate/commission rate/financing rate:
· In reference to any discount business, the discount rate shall be determined in the ancillary files to be attached.
· In reference to accounts payable financing, the financing rate shall be determined in the ancillary files to be attached..

7.	Purpose of financing: for working capital needs and purchasing raw materials

8.	Guaranty and Guaranty Provider:
·	The customers shall provide Pledge Agreements signed between the customers and the loan bank as cash guaranty
·	Xi’an TCH shall provide a Letter of Assurance for Erdos TCH as guaranty.
·	Erdos TCH shall provide a Letter of Assurance for Xi’an TCH as guaranty.
·	Shanghai TCH Energy Technology Co., Ltd. shall provide a Letter of Assurance as guaranty.
·	Mr. Guohua Ku shall provide a Letter of Assurance as guaranty.
·	The customers shall provide Pledge Guaranties with its accounts receivable through signing Accounts Receivable Pledge Agreement and Accounts Custody Agreements with the loan bank.

9.	Penalty interest rate:

Pursuant to the provision in the term 12 of Financing Agreement General Terms and Conditions, penalty interest rate shall be:
In RMB: penalty interest rate shall be the lowest penalty interest rate that is allowed according to the related regulations of People’s Public of China on overdue loans.
In US dollar: penalty interest rate shall be determined by the loan bank.

10.
Fees for setup of a credit line: the customers shall pay credit line setup fees in accordance with the specified amount, time and other provisions in the “Letter for  Credit Line Setup Fees ” issued by the loan bank in any time.

11.	Independence and division

11.1
Every funding transaction supplied by the loan bank in accordance to the agreement is an independent transaction. The relevant ancillary files provided by the customers for each funding transaction under this the agreement constitute a complete set of independent contract for the funding. The contract shall automatically expire after the customers pay off all the principle and interest and/or related interest.

11.2
Each customer shall have joint obligation under this agreement. If one  customer fails in repayment for the payable on the due date, the loan bank shall have the right to request the other customer(s) for repayment.

11.3
If the loan bank decides to cancel and/or terminate providing funds to one customers, and/or accelerate the expiration date of any or all unpaid loans and request for immediate repayment, the loan bank shall have the right to decide to accelerate the expiration date of unpaid loans of the other customer(s).

11.4
It is irrevocably agreed by all the customers under this agreement that any changes, amendments or supplements to the provisions of this agreement and its ancillary files can be made by signing amendment or supplementary agreement between the loan bank and the directly related customer, and no need the other parties of this agreement to sign such amendment or supplements.

12.	restriction on related-party transaction:

12.1
The customers agree that, without the consent of the loan bank, the financing under the agreement shall not be used for paying any transactions between the customer(s) and its related parties. The related party includes (1) the customers’ subsidiary, share-holding company (either directly or indirectly), affiliated company, the customers’ shareholders (either legal entity or individual), other corporations or companies in which the customers’ shareholders hold the shares directly or indirectly (no matter in control or not); (2) any corporations or companies in which the customers’ shareholders’ (natural person) spouses, direct relatives, or collateral relatives in three generations, directors, supervisors, executives, and any corporations or companies in which the aforementioned persons hold the shares (no matter in control or not); (3) the corporation in which the customers may actually take controls in business through investment relationship, agreement or other arrangements.

12.2
If the customers need to use the fund under the agreement to pay for the transactions between the customers and any aforementioned related party, the customers should submit a written request to the loan bank. After being examined and approved by the loan bank, the customers may use the funds approved for the related party in accordance within the line of financing of this agreement.

13.	Special assurance:

Starting from the date of signing this agreement to the date when all the loan principle and interests have been paid off, the customers hereby agree:

·
the customers agree to deposit their incomes from sales of products and services into the accounts with the loan bank (hereinafter referred to as “income amount”), and average monthly income amount of the customers is no less than RMB5,000,000. The condition for the first draw for the customers is that the single month income amount shall reach 80% of the expected income amount as set forth in the agreement for that month. The expected income amount for each month is listed as follows.

Incoming Month	Expected Incoming Amount (RMB)
September, 2009	6,600,000
October, 2009	6,600,000
November, 2009	11,900,000
January, 2010	11,900,000
February, 2010	11,900,000
March, 2010	11,900,000
April, 2010	11,900,000
May, 2010	11,900,000
June, 2010	11,900,000
July, 2010	11,900,000
August, 2010	11,900,000
September, 2010	11,900,000
October, 2010	11,900,000

·	For the customers, the interval between two drawings shall not be shorter than 30 days.

·	For the customers, the amount of each drawing shall not exceed 35% of the maximum financing amount.

·
If a single month income amount is less than 70% of the expected income amount of that month, the loan bank shall have the right to suspend, cancel or terminate finance immediately in accordance with the term 16.2 of Financing Agreement General Terms and Conditions, and to accelerate the expiration date of part or all unpaid loans and request for immediate repayment. Meanwhile, the loan bank shall have the off-set right in accordance with the term 15 of Financing Agreement General Terms and Conditions.

WHEREAS, both parties of the agreement duly authorize representatives to sign the agreement on the date stated in the beginning of the agreement, this agreement shall take effect from the date of its execution by the duly authorized representatives of the parties.

/s/ Representative of the Loan Bank
Representatives of the Loan Bank

/s/ Representative of Xi’an TCH Engergy Technology Co., Ltd.
Representatives of Xi’an TCH Energy Technology Co., Ltd.

(Official sealed)

/s/ Representative of Inner Mongolia TCH Energy-Saving Development Co., Ltd.
Representatives of Inner Mongolia TCH Energy-Saving Development Co., Ltd.

(Official sealed)

Financing Agreement General Terms and Conditions

1.	General Terms

1.1
The terms and conditions (“terms and conditions”) shall apply to each financing transaction under the financing agreement signed from any time or signed in the future between the customers and related branch of the Citi Bank (China) which supplies the financing (“loan bank”) mentioned in the financing agreement (“financing agreement”), and be binding on the customers and the loan bank.

1.2
The terms and conditions may be revised and/or amended by the financing agreement, and shall be read with the financing agreement. The terms and conditions is the integral part of the financing agreement (together are called “the agreement”).

1.3
If the terms and conditions are inconsistent with the financing agreement, the latter shall govern. If the financing agreement is inconsistent with the ancillary files (defined as follows), the latter shall govern.

2.	Financing

2.1
Subject to the terms and conditions of the agreement and its ancillary files, the customers may ask the loan bank and the loan bank may agree (but no obliged to) to supply the customers with the non-promissory short term credit financing (the financing), financing methods include loan, bank guarantee, standby letter of credit, trading letter of credit, discount business, credits, acceptance bill, accounts receivable/payable financing and/or import/export financing (subject to the Article 4 of financing agreement upon specific situation). The maximum of total financing amount for all financing method is accordance with the amount in the Article 2 of the financing agreement(the maximum of financing).

2.2	For the purpose of the agreement, ancillary files mean the following files signed and conformed by the customers (as the case may be):

In reference to the loan, it shall mean (a) the notice of drawing; and (b) notice of conforming(if any).

In reference to the bank guarantee or standby letter of credit, it shall mean the application and agreement for standby letter of credit/or letter of guaranty.

In reference to the trading letter of credit, it shall mean (a) application for the documentary credit, and (b) agreement for irrevocable standby letter of credit.

In reference to the discount business, it shall mean (a) discount business contract; and (b) any related ancillary files may be signed by the customers.

In reference to the credits, it shall mean (a) credit agreement; and (b) any related files may be signed by the customers.

In reference to the acceptance bill, it shall mean acceptance bill agreement; and (b) any related files may be signed by the customers.

In reference to the receivable/payable financing, it shall mean (a) application letter; and (b) any related files may be signed by the customers.

In reference to the import/export financing, it shall mean (a) application letter; and (b) any related files may be signed by the customers.

3	prerequisite conditions

3.1	Unless otherwise specified in the agreement or its ancillary files, any and each use of the financing shall meet general prerequisite conditions and satisfy the loan bank.

4	Conditions of drawing and loans

4.1
For each loan, the customers shall provide the loan bank with the notice of drawing in no less than 2 business days before the expected date for the drawing . The customers shall confirm in each notice of drawing: (a) intended date of drawing; (b) intended amount of drawing; and (c) intended payment date for repaying the drawing. Once the loan bank receives the notice of drawing, the customers shall not cancel the expected money drawing; and, if the customers cancel the drawing after the notice is given, the customers shall be responsible for  all the cost, fees and/or loss caused to the loan bank.

4.2
For each loan, the loan bank shall provide a conforming notice (called “the confirming notice”). The conforming notice shall specify the necessary details that may be chose by the loan bank. Unless there is any obvious error, the conforming notice (or, if there is no such conforming notice), the internal records of the loan bank [either in written or in electronic version]) shall be the conclusive evidence in the aspect of supplying loans to the customers.

5	Repayment and the interest of the loans

5.1
Subject to the term 5.2, all the due principle, accrual interest and other payable, which are specified on the notice of drawing, should be fully repaid on the due date. If the due date is not on a business date, the due date shall be postponed to the first business day after this due date (the interest shall be adjusted accordingly), if the business day belongs to another calendar month, the aforementioned amount must be repaid on the business day before the due date. The amount which is  repaid under this term may be borrowed again in accordance with the terms and conditions of this agreement.

5.2
By providing the loan bank with a new notice of drawing in no less than 2 business days before the due date, the customers may ask the loan bank to extend all or parts of the principle amount of the due loan. If the loan bank agrees to extend the loan, the customers shall be deemed having repaid this loan (or a part of the loan, as the case may be) on the due date and in the meantime having been granted a new loan upon the terms of the agreement. For avoiding questions, the customers shall repay the accrued interests and other payables under the previous loan.

6.	Early repayment of loans, cash reimbursement and cancellation of letter of credit/ letter of guarantee

6.1
Upon the agreement by the loan bank in written and in compliance with the related regulations and rules of the Foreign Exchange Control Bureau (if applies), the customers may pay off the loan with accrued interests early. The prerequisite for an early pay back of the loan is that the customers have paid in full to the loan bank all the costs and losses arose from such early repayment. No other early repayment is allowed.

6.2
Whether or not a trading letter of credit and/or a standby letter of credit ( together called letter of credit) and/or bank guarantee are due, whether or not the loan bank has been requested to make payment under the letter of credit and/or the bank guarantee, the loan bank may request the customers to provide cash reimbursement for all or part of loans under the issued letter of credit and/or bank guaranty. The customers shall provide reimbursement in cash within 3 business days after receiving the request.

6.3
Notwithstanding the provisions in the 6.2 term, the obligations and duties of customers shall not be exempted unless the loan bank notifies the customer that the obligations and duties of customers under the agreement or any attachment are exempted by a written notice. Notwithstanding the aforementioned notice, in case the loan bank is responsible for the provisions of letter of credit/letter of guarantee, the reimbursement of the term 13 shall be still effective. The decision made by the loan bank on whether or not to exempt the obligations under the letter of credit/letter of guarantee shall be binding on the customers.

7.	Taxation

7.1
Unless the law requests the customers to withhold any tax from the payment, the customers shall not pay the tax and the tax shall be deemed as being cleared, and shall not withhold any tax and any amount shall not be deducted. If the customers have to withhold tax on the accounts payable or payments, or other tax related amount, or other withholdings, the customers shall pay the loan bank additional amount to ensure that the net amount received by the loan bank equals to amount  as if taxes have not been withheld or and the other amounts have not been paid. The customers shall pay tax on time and shall pay the taxes to be withheld from paid or should be paid amounts under the agreement in accordance with the law. Within 15 days, it shall provide the loan bank with documentation (including all related tax return forms) which will satisfy the loan bank and can prove that the customers have made payment to relevant authority.

8.	Statement

8.1
The customers’ representations and warranties: the corporation is founded by Law of People’s Republic of China, and shall have the right of signing this agreement and any attachment, and take actions to make this agreement and the attachments legal, effective, binding and enforceable.

8.2
Representations and warranties made by the customers under this agreement shall be deemed as being made repeatedly on the date of each loan, letter of credit/ letter of guarantee, accounts receivable/payable financing or import/export financing.

9.	Promise

9.1
The customers shall apply, receive and comply with all the legal ratification, authorization, approval, registration, license and agreement, and remain in full force and effect, to make sure to sign this agreement and other attachments legally and to fulfill the duties. If the loan bank requires, the customers shall provide the related evidence right away.

9.2	The customers shall notify the loan bank any event which may affect the ability to fulfill their duties.

9.3
The financing under this agreement only satisfy the capital requirement for general operation or other agreed purposes. The customers shall not use the financing under this agreement in investment on stocks or other purposes than core business of customers. The loan bank shall have no responsibility to supervise or examine the usage of the financing under this agreement.

10.	Special terms for foreign guaranty (when applicable)

10.1
The customers shall obey the rules issued by Foreign Exchange Control Bureau from time to time with regards of financing under overseas related guarantee. The customers shall promise hereby: within the validity period of the financing agreement, (1) medium and long term foreign debt amount, (2) short term foreign debt balance and (3) the total amount of the performance guarantee (hereinafter referred to as balance of liabilities) of its foreign entity and person (calculate according to the real balance of external liabilities) shall not exceed the difference between it total investment and registration capital (hereinafter referred to as the gap of investment). The customers shall register the foreign liabilities in the Foreign Exchange Control Bureau after guarantee the performance in the foreign country.

10.2
For the aforementioned purposes, the customers promise: in the valid period of the financing agreement, the customers shall or on demand of the loan bank from time to time provide the loan bank with the related files and/or information on the balance of liabilities and the difference between the investment and registered capital; and the aforementioned file and/or information shall be true, accurate and complete.

11.	Fees and expenses

11.1
Any fees and expenses arising from negotiation, preparing, signing, protecting or enforcing by the loan bank, or any fees or expenses from completion of this transaction agreement or any ancillary document shall be compensated by the customer, once the loan bank makes such request. The customer shall pay all stamp tax and other taxes that related to this agreement or any ancillary document.

12.	Penalty rate

Any loan, guarantee of letter/ credit, receivable account/payable account financing and import/export financing, which should be paid on its due date on time. Otherwise, the customers shall pay the penalty rate, and the penalty rate shall be calculated from its due date to its actual payment day. The penalty rate is defined in term 9 under Financing Agreement. Any penalty rate shall be compounded monthly

13.	Compensation

13.1
The customers shall compensate the loan bank all of losses, amount, responsibility (including environmental liabilities), fees (including any attorney fees and other legal fees arising from the loan bank taking any enforcement or claim actions against the customer), charges and expenses arising from performing this agreement or transaction under this agreement, but damages caused by loan bank’s major negligence or intended misconducts are excluded.

13.2
The payment currency under this financing agreement should be consistent with the currency specified in Article 3 of Financing Agreement.  If it is resulted from judgment, arbitration, liquidation of guarantor or others that the currency received by loan bank is not the currency for financing (financing currency) provide by loan bank, the customer’s obligation to this agreement shall not be released until the loan bank use the received money to buy sufficient amount of financing currency through normal bank procedure. If the amount of the financing currency bought by loan bank is less than the payable amount after it deducts exchange cost under this agreement, the short difference shall be compensated by customer, this compensation obligation is independent of customer’s other obligations under this agreement, and it shall be a supplement to other obligations.

13.3	Both parties agree that, under any circumstance, neither party shall take any responsibilities for other party’s indirect or secondary losses or damages arising from this agreement

14.	Payment and notice

14.1
Any payment under this agreement and its ancilliary files shall be paid by customer according to the time, amount, currency and account specified by loan bank, and shall be paid with the value on the due date on time. The either party signing the agreement shall send its notice to its counterparty’s address as set in this Financing Agreement, and the party should notify its address in a written form to its counterparty.

15.	Counteraction—Offsets

15.1
The customers agree that, besides loan bank’s rights according to laws, the loan bank also has the right to combine or consolidate all of customer’s accounts with its debt to the loan bank, or counteract or transfer any/ several credit balance of any/several account of the customer to repay any of customer’s debt to the loan bank under this agreement without notifying it to the customers, no matter this debt is real or contingent, prime or secondary, is joint or severe, due or undue, and in different nature or in different currency. In addition, if any obligation of the customer to the loan bank is contingent or anticipative, the loan bank has the right to suspend paying any money to customer until the contingency or  anticipative incident takes place.

16.	Financing termination

16.1	The customer confirms that the nature of financing under this agreement is short-time, and the bank has the right to audit the financing every year.

16.2
Although with the regulation of term 16.1 above, the loan bank has the right to cancel or terminate the financing, or accelerate repayment of any or all unpaid loan and require customer to pay it promptly, or modify any term of this agreement, without reasons or notifying it to customer in advance.

17.	Transfer

17.1
The customer shall not transfer, divert, renew or dispose its right/obligation or other benefits relating to its right or obligation under this agreement. The loan bank may transfer its right/obligation under this agreement/any ancillary document to other entity/person any time by sending transfer notice to the customer, and the customer agrees that the notice of transfer can be in any written form that loan bank may use, and needs no customer’s permit or approval. Although the transfer occurs, this agreement/any ancillary document will continuously take effectiveness for customer and customer agrees and accepts the binding of this contract/any ancillary document. The loan bank may provide the copy of this agreement and disclose any information under this agreement/ancillary documents or any information from this agreement/ancillary document to the entity/person whoever is intended or has already reached an agreement with the loan for transfer or participation or other agreements related to this agreement/ancillary documents.

18.	Information disclosure

18.1
Under confidential use purpose by the loan bank(including but not limited to data processing, statistic, risk analysis and credit monitoring and tracing), the customer agrees the loan bank to disclose relevant information( including but not limited to any information comes from loan behavior credit evaluation and assessment purpose) about the customer or the financing to loan bank’s branch, subsidiary company, parent company, related organization, representative office, agent or any third party (hereinafter referred to as “relevant party”) chose by the loan bank. The customer shall urge the guarantor to agree and comply with the above information disclosing clause. The loan bank and its related parties shall comply with the requirements of any applicable laws, regulations or rules, court, supervisory authority or judicial procedure to disclose information.

19.	Applicable laws and judicial jurisdiction

19.1
This agreement is applicable to Chinese law and be explained by it. The Chinese court where the loan bank locates has the with non-exclusive jurisdiction to any dispute arising from this agreement or related to this agreement.

20.	Telephone or fax indication

Unless agreed by both parties, the loan bank has no obligation to perform or accept any instruction from customer by oral or fax. Under any circumstances, the loan bank will take no responsibility in any of customer losses resulted from bank’s misunderstanding due to ambiguous, difficult identified or unclear instruction.

21.	Independence of clause

21.1	Any invalid, illegal or unenforceable clause under this agreement or ancillary documents shall not influence other valid, legal and enforceable clause under this agreement or ancillary documents.

22.	Non-waiver, modification

22.1
The loan bank’s failure or defer in exercise its right under this agreement or any ancillary documents shall not affect its right and shall not be taken as its waiver. Any exemption for one breach behavior/event under this agreement or ancillary documents shall not be taken as the exemption for other breach behavior/event. Under any circumstances, any clause modification or exemption of this agreement or any ancillary documents shall come into force only after getting loan bank’s written signature.

23.	Language

23.1	This agreement shall be signed both in Chinese and English with identical effects. If there is any conflict in language, the Chinese version shall prevail.

Attachment

General precondition

According to the term 3 of the general terms and conditions of Financing Agreement, every time before using the financing money, all of the following conditions should be met and be satisfied by loan bank,

1. The loan bank has received the following documents from customer,

(a) Copy of Articles of Incorporations and any of its amendment;

(b) Copy of valid and legal business license

(c) The board of director’s resolution, including agreeing and authorizing the customer to make financing and sign this agreement or any ancillary documents

(d) Customer’s authorization to one or several personnel to sign this agreement or any ancillary documents, and the signature sample of the authorized person(s).

2. Any and all subsidiary documents are signed in the forms and contents that satisfy loan bank, and have been received by loan bank.

3. The intended date of providing a loan, or issue of letter of credit/letter of guarantee is the loan bank’s business day

3. Other documents to be required by loan bank in any time.